IDENTIFYING AND MANAGING

CONFLICTS OF INTEREST

POLICIES AND PROCEDURES

Loomis, Sayles & Company, L.P.

Effective:        May 2015

TABLE OF CONTENTS

1.	POLICY STATEMENT	3

2.	INTRODUCTION	3

3.	IDENTIFYING AND MANAGING CONFLICTS OF INTERESTS	3

4.	DISCLOSING CONFLICTS OF INTERESTS	7

POLICY STATEMENT

Loomis, Sayles & Company (“Loomis Sayles”) owes a duty of fairness and loyalty to its advisory clients. As a fiduciary, Loomis Sayles must seek to identify potential conflicts of interest and mitigate and disclose all such potential conflicts to its advisory clients.

1.	Introduction

As a registered investment advisor providing advisory services to a wide variety of different clients, Loomis Sayles may, while engaging in its daily operations, encounter potential conflicts of interest.

Loomis Sayles’ management is responsible for ensuring the appropriate system of controls and procedures are adequate to identify and manage conflicts of interest. As such, Loomis Sayles maintains a comprehensive compliance program comprised of policies and procedures aimed at protecting the interests of its clients.

2.	Identifying and Managing Conflicts of Interest

The potential for encountering such conflicts may arise as a result of the types of clients advised by Loomis Sayles, the investment strategies pursued by a client, differing client fee arrangements or the presence of other competing interests. By favoring itself, a related party, or another client, Loomis Sayles may fail to act in the best interest of a client. When assessing a potential conflict of interest, Loomis Sayles must consider whether it: (1) is likely to make a financial gain, or avoid financial loss, at the expense of client; (2) has an interest, that is separate and distinct from that of the client, in the outcome of the service provided to the client or of a transaction carried out on behalf of the client; (3) has a financial or other incentive to favor the interest of one client or group of clients over the interests of another client or groups of clients; or (4) receives or will receive, from a person other than the client and inducement in relation to the service provided to the client, in the form of higher fees.

Loomis Sayles regularly reviews its business to identify potential conflicts of interest and to ensure appropriate policies and procedures are adopted to manage any conflicts identified by the firm through its review. In addition, the firm operates several oversight committees that serve to monitor the firm’s business practices and risks, including potential conflicts of interest.

Although it is impossible to anticipate all possible conflicts, Loomis Sayles has indentified those potential conflicts that the firm believes it is most likely to encounter while pursuing its normal business operations, and the following list provides examples of conflicts identified by Loomis Sayles along with an explanation of the firm’s policies and procedures for mitigating and managing the risk of such conflicts:

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Sales and Marketing - Employees may use inaccurate and/or misleading materials to attract new clients or retain existing clients. To manage this potential conflict, Loomis Sayles has implemented Advertising and Marketing Policies and Procedures that are designed to reasonably ensure that all communications to clients, prospective clients and consultants comply with the regulatory requirements applicable to such communications. These procedures set forth the general standards and specific legal requirements that govern the firm’s sales and marketing efforts, and they provide for the legal review of all such communications before they are used with prospective and existing clients of Loomis Sayles. In addition, Loomis Sayles uses an automated review system to process materials for this quality control and legal review by the Loomis Sayles Legal and Compliance Department.

•	Affiliated Trading – Loomis Sayles’ traders could favor Natixis broker-dealers in a way that was not in the best interest of Loomis Sayles’ clients. To manage this potential conflict, Loomis Sayles has implemented Brokerage Allocation Policies and Procedures pursuant to which Loomis Sayles’ traders are prohibited from trading with the firm’s affiliated broker-dealers, and such affiliates are not set up in the firm’s trade order management system CRD.

•	Soft Dollars - Loomis Sayles may use clients’ commissions to offset costs that Loomis Sayles would otherwise incur directly such as research, computers, travel expenses, etc. To manage this potential conflict, Loomis Sayles has implemented Soft Dollar Policies and Procedures that require all soft dollar services to be Section 28(e) eligible, and the Chief Compliance Officer formally approves all new soft dollar services.

•	Errors – Loomis Sayles may cause client accounts to experience trade errors and investment guideline violations (“errors”) that may cause clients to experience a financial loss. Loomis Sayles could handle errors in a way that is not in the best interest of its clients. To manage this conflict of interest, Loomis Sayles has implemented Trade Error and Investment Guideline and Restriction Violation Policies and Procedures that are reasonably designed to ensure that trade errors and investment guideline violations affecting client accounts are handled in a fair and timely manner, and in such a way that the client will not suffer a loss, and the resolution of all such errors has to be approved by the Chief Compliance Officer or designee thereof.

•	Relationships with Broker Dealers – Loomis Sayles Traders could have relationships with broker dealers that may provide an incentive to trade with such broker dealers in a manner that is not in Loomis Sayles’ clients’ best interest. To manage this potential conflict, Loomis Sayles has implemented an annual certification requirement whereby Loomis Sayles traders must disclose any and all personal or familial relationships with broker dealers which could present the trader or Loomis Sayles with a conflict of interest. If such a relationship were to be identified, the Legal and Compliance Department will implement appropriate mitigating controls and oversight. In addition, Loomis Sayles’ traders are required to acknowledge that they have read, understand and have complied with Loomis Sayles’ policies and procedures with respect to gifts and business entertainment.

•	Gifts and Entertainment - Frequent or inappropriate gifts to Loomis Sayles employees from, or lavish entertainment of employees by, or employee affiliations with, vendors, service providers or intermediaries (among others) could prompt questions as to whether recommendations are based on such relationships rather than on the interests of the client. To manage this potential conflict, Loomis Sayles’ Gifts and Entertainment Policies and Procedures govern personal conduct issues such as these, and require certain reporting by employees that is intended to help the Loomis Sayles Legal and Compliance Department identify matters that could give rise to a conflict.

•	Allocation of Investment Opportunities - Portfolio managers may allocate investments in a manner that does not treat all clients fairly and equitably or that gives preferential treatment to certain client accounts. To manage this potential conflict, Loomis Sayles has implemented Trade Aggregation and Allocation Policies and Procedures, pursuant to which Loomis Sayles’ policy is to allocate purchase and sale opportunities among its clients’ accounts in a fair and equitable manner over time. The Loomis Sayles Legal and Compliance Department utilizes various oversight capabilities to monitor allocations that have the highest degree of risk such as those of the firm’s hedge funds as well as new issues and IPOs. In addition, on a periodic basis, Loomis Sayles engages Ernst & Young to perform an audit on the firm’s fixed income trade aggregation and allocation process as well as whether there is any evidence of preferential treatment of performance fee accounts.

•	Side-By-Side Management - The performance fees paid by the hedge funds may cause their investment teams to give preferential treatment to such funds in terms of the allocation of investment opportunities, or they may cause the hedge funds to front-run the trading activities of the long-only accounts. To manage this potential conflict, Loomis Sayles’ policies and procedures identify and address the potential conflicts of interest (e.g., aggregation and allocation of orders, cross trading, pricing of securities, front running, etc.) when managing hedge funds side-by-side with long-only accounts. The Legal and Compliance Department utilizes several daily automated exception reports to oversee the hedge funds’ compliance with such policies and procedures. Finally, external auditors are engaged periodically to conduct an internal audit on the fixed income trade aggregation and allocation processes, with a specific focus on determining whether the hedge funds, other performance fee accounts, and high profile funds are receiving preferential treatment with respect to investment opportunities. They also audit for compliance with Trade Aggregation and Allocation Policies and Procedures.

•	Cross Trading - Loomis Sayles may cross securities among client accounts in a manner in which is not in the best interest of all accounts involved. As a policy matter, Loomis Sayles will not knowingly or intentionally effect transactions between client accounts unless pre-approved by the CCO, and the Loomis Sayles Legal and Compliance Department has implemented various automated reports to help prevent or detect the crossing of securities among client accounts.

•	Allocating Fund Brokerage Based Upon Fund Sales – Loomis Sayles traders may direct client transactions to broker-dealers for purposes of rewarding them for selling shares of the Loomis/Natixis funds, and such transactions may not achieve best execution. To manage this potential conflict, the Brokerage Allocation Policies and Procedures prohibit Loomis Sayles traders from directing transactions to broker-dealers in reciprocation for said broker-dealers’ efforts to sell shares of the funds to their clients. Furthermore, as a procedural matter, the Loomis Sayles traders are not provided with broker-dealers’ funds sales activities.

•	Personal Trading - Loomis Sayles’ employees may conduct their personal dealings in a manner that is not in the best interests of the clients of Loomis Sayles. To manage this potential conflict, Loomis Sayles has implemented a Code of Ethics (“Code”) which contains restrictions that are designed to avoid apparent and actual conflicts of interest with clients, and violations of the securities laws as they relate to personal trading. Loomis Sayles employee agree in writing to abide by the Code as a condition of employment. Under the Code, employees carrying out personal securities transactions must generally ensure that they are not (i) benefiting from their personal investments at the expense of any Loomis Sayles client or (ii) taking advantage of or “trading on” knowledge of the market impact of client transactions, and the Loomis Sayles Legal and Compliance Department utilized various automated systems to monitor compliance with the Code.

•	Outside Business Interest - Loomis Sayles’ employees may engage in outside activities that conflict with the best interests of Loomis Sayles and/or its clients. To manage this potential conflict, the Code provides that no employees of Loomis Sayles may serve on the board of directors of any publicly traded company. Additionally, no employee of Loomis Sayles may accept any other service, employment, engagement, connection, association, or affiliation in or with any enterprise, business or otherwise absent prior written approval by the supervisor of said employee and the Loomis Sayles Chief Compliance Officer, or a designee thereof.

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Investments in Private Placements – A Loomis Sayles employee’s decision to invest client assets in privately placed securities may create a conflict of interest if the Loomis Sayles employee maintains a financial interest in the issuer of the private placement, including the employee’s personal investment in the private placement. To mitigate this potential conflict, employees are required to complete an automated Private Placement form (“Private Placement Form”) that must be approved by their supervisor, Personal Trading Compliance (“PTC”) and the CCO. Among other things, the Private Placement Form requires employees to disclose whether the Private Placement has been made available to any Loomis Sayles fund or managed account, either managed by the employee or the person to whom the employee reports to, or any other fund or managed account, and whether the employee intends to recommend or solicit others, including Loomis Sayles clients, in connection with the investment. The Private Placement Form requires an employee to inform PTC immediately if he/she become involved in any decision to invest a client(s) in the issuer of the Private Placement, even if that investment involves a different type or class of security, and that in such an instance, the decision to invest in the issuer for clients will have to be independently reviewed by an Investment Person with no personal interest in the issuer. Finally, the Private Placement Form requires employees to certify that the Private Placement does not conflict with the interests Loomis Sayles or its client, and that they will immediately inform PTC of any material changes relating to their Private Placement. Any Private Placement request that could result in a conflict of interest with Loomis Sayles and/or its clients will be denied approval unless sufficient mitigating controls can be implemented and approved by the CCO.

•	Securities Valuation. The fees Loomis Sayles charges its clients and the performance of its products are based upon the value of clients’ portfolios. Loomis Sayles has the authority to determine the value of securities that are difficult to price (i.e., those that require a fair valuation determination), and in such cases there is an incentive to select a higher price for those securities, when a lower price would be more reasonable. To mitigate that potential conflict, Loomis Sayles has implemented securities Pricing Policies and Procedures that require the firm’s Pricing Group to follow specific steps when determining the fair value of a security, and portfolio managers that own the security in client accounts are not permitted to vote on the fair valuation of the security. Finally, the Pricing Group is overseen by Loomis Sayles’ Pricing Committee that is chaired by the firm’s Chief Compliance Officer.

Depending on circumstances, Loomis Sayles may use a number of administrative and organizational arrangements to mitigate any actual or potential conflicts. One organizational arrangement is the functional independence and separate supervision of relevant employees whose main functions involve carrying out activities or providing services for clients whose interests may conflict. For example, the permissioning provided in the firm’s trade order management and settlements systems is such that, with limited exceptions, only portfolio managers/portfolio specialists can create a trade order; only traders can execute a trade order; and only the operations staff can settle executed traders. These access controls and the separate oversight thereof deter portfolio managers, traders and operations staff from correcting or hiding their errors.

3.	Disclosure of Conflict of Interests

In certain circumstances, despite the implementation of mitigating policies and procedures, a conflict of interest may still remain. If a conflict of interest does remain, and said conflict is permissible by regulations, Loomis Sayles will disclose the conflict to all affected clients in a manner that allows the client to evaluate the conflict and make informed decisions regarding the management of their account by Loomis Sayles. This disclosure is contained in Part II of Loomis Sayles Form ADV.

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